THE MARCUS CORPORATION

AMENDMENTS TO BY-LAWS

        Paragraph (c) of Section 2.02 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows:

        2.02      Special Meetings.

        (c)        In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this Section 2.02), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), shall set forth the name and address, as they appear in the corporation’s books, of each shareholder signing such demand and the class and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall set forth all other information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the demand is made that would be required to be set forth in a shareholder’s notice described in paragraph (a)(ii) of Section 2.14 of these bylaws, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within seventy days after the Demand Record Date.

        Section 2.14 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows:

        2.14      Notice of Shareholder Business and Nomination of Directors.

        (a)        Annual Meetings.

(i) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this bylaw and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 2.14. Clause (C) of this paragraph (a)(i) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s notice of meeting) before an Annual Meeting.

(ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.14, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for shareholder action at the Annual Meeting as determined by the Board of Directors in its sole discretion. To be timely, a shareholder’s notice shall be received by the Secretary of the corporation at the principal offices of the corporation not later than the earlier of (A) 45 days in advance of the first annual anniversary (the “Anniversary Date”) of the date set forth in the corporation’s proxy statement for the prior year’s Annual Meeting as the date on which the corporation first mailed definitive proxy materials for the prior year’s Annual Meeting and (B) the later of (x) the 70th day prior to such Annual Meeting and (y) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (E) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the corporation; (F) any short interest in any security of the corporation (for purposes of this Section 2.14, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (G) any rights to dividends on the shares of the corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the corporation; (H) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (I) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (J) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. In the case of any proposed nomination for election or re-election as a director, such shareholder’s notice shall also set forth: (A) the name and residence address of the person or persons to be nominated; (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; (C) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (D) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected. In the case of any other business that such shareholder proposes to bring before the meeting, such shareholder’s notice shall also set forth: (A) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these bylaws, the language of the proposed amendment; (B) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting; (C) any material interest in such business of such shareholder and beneficial owner or owners; and (D) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 45 days prior to the Anniversary Date, a shareholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

        (b)       Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.04 of these bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.14. Clause (ii) of the previous sentence shall be the exclusive means for a shareholder to make nominations before a Special Meeting. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such Special Meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the information required to be included under clauses (D) through (J) of paragraph (a)(ii) of this Section 2.14; (E) the name and residence address of the person or persons to be nominated; (F) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; (G) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (H) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected.

        (c)       General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 2.14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business is not in compliance with this Section 2.14, to declare that such defective proposal shall be disregarded.

(ii) For purposes of this Section 2.14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14; provided, however, that any references in these By-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.14(a) or Section 2.14(b) of this By-Law. Nothing in this Section 2.14 shall be deemed to limit the corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

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